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                                                                  EXHIBIT (A)(4)

                           ELECTION WITHDRAWAL NOTICE

Instructions:

         If you previously elected to accept Crown Media Holdings, Inc.'s Offer to Exchange eligible options for shares of stock, also referred to as restricted stock units, and you would like to withdraw your election and reject the offer completely, you must FULLY COMPLETE and SIGN this Notice and return it to William J. Aliber, Crown Media Holdings, Inc., 6430 South Fiddlers Green Circle, Greenwood Village, Colorado 80111; either in person or by mail, but in the same manner in which you delivered the Letter of Transmittal and Deferred Stock Award Agreement before 11:59 p.m., Mountain Daylight Time, on May 29, 2003, unless we extend the offer. If you have questions, please contact William J. Aliber at
(816) 274-4488. Capitalized terms used and not defined herein have the meaning ascribed to such terms in the Offer to Exchange. If you wish to make a new election upon or after you withdraw your current election, you must also submit a new Letter of Transmittal and Restricted Stock Unit Agreement. Additional copies of the Letter of Transmittal and Restricted Stock Unit Agreement are available from William J. Aliber at the phone number above.

To Crown Media Holdings, Inc.:

         I previously received a copy of the Offer to Exchange (dated April 30, 2003) and the related Letter of Transmittal and Restricted Stock Unit Agreement. I signed and returned the Letter of Transmittal and Restricted Stock Unit Agreement, in which I elected to accept Crown Media Holdings, Inc.'s Offer to Exchange all of my eligible options for restricted stock units. I now wish to withdraw that election in its entirety. I understand that by signing this Notice and delivering it to William J. Aliber, I will be able to withdraw my acceptance of the offer and reject the offer to exchange options. I have read and understand all of the terms and conditions of the Offer to Exchange.

         I understand that in order to withdraw my election, I must sign and deliver this Notice to William J. Aliber, Crown Media Holdings, Inc., 6430 South Fiddlers Green Circle, Greenwood Village, Colorado 80111; either in person or by mail before 11:59 p.m., Mountain Daylight Time, on May 29, 2003, or if Crown Media Holdings, Inc. extends the deadline to exchange options, before the expiration of the extended offer.

         By rejecting the Offer to Exchange, I understand that I will not receive any restricted stock units in exchange for the eligible options the tender of which I am now withdrawing, and I will keep all of my eligible options which are listed on Exhibit A to my Letter of Transmittal. These eligible options will continue to be governed by the Plan and relevant option agreement(s) between Crown Media Holding, Inc. and me.


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         I understand that if I later wish to elect to accept the offer in respect of all of my eligible options, I must fully complete, sign, date and return a new Letter of Transmittal and Restricted Stock Unit Agreement to William J. Aliber before 11:59 p.m., Mountain Daylight Time, on May 29, 2003.

         I have completed and signed this Notice exactly as my name appears on my original Letter of Transmittal and Restricted Stock Unit Agreement.

         I withdraw my election to exchange eligible options.

Date:


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                                    Signature


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                                    Name:


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                                                 (Please Print)


                                    Social Security Number;
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